Exhibit 10.13

Employment Term Sheet

Set forth below is an outline of the management compensation terms by which the undersigned parties agree to abide.

Name:	Jay Moyes (the “Executive”).

Position:	Chief Financial Officer and Executive Member of the Board of Directors for Amedica Corporation (the “Company”).

Start Date:	October 30, 2013.

Base Salary:	$325,000. The base salary shall be reviewed no less frequently than annually.

Sign on Bonus:	$100,000 payable on the first day of employment.

Performance Bonus:	The Executive shall participate in the Company’s “Executive Bonus Plan” (or any successor plan), as such plan is implemented on an annual basis as approved by the Board of Directors, it being understood that the Executive’s actual annual bonus, if any, shall be determined at the discretion of the Company and that if the Executive leaves the Company for any reason other than termination by the Company for Cause, Executive shall be entitled to receive his annual bonus for that year paid on the earlier of (i) the date that the other participants in the Executive Bonus Plan are paid, or (ii) March 15 of the year following the year to which the bonus relates; provided that Executive shall only be entitled to receive a pro rated amount based on the number of days the Executive was employed during that calendar year.

Equity Award and Vesting:

Executive shall be awarded a restricted stock unit (RSU) grant in the amount of 1,500,000 units which shall vest upon the occurrence of the events set forth below:

•     500,000 on first day of employment.

•     500,000 upon successful restructuring of GE Capital debt if prior to January 31, 2014.

•     500,000 upon pricing of an IPO if prior to June 30, 2014.

Notwithstanding the foregoing, the issuance of shares of common stock upon the vesting of the above-referenced RSUs shall be deferred until the earlier of a Change in Control of the Company (as defined below) or Executive’s “separation from service” (as defined below) for any reason, in compliance with Section 409A of the Internal Revenue Code and the rules and regulations thereunder (“Section 409A”).

Employee Benefits:	Participation in the employee benefit plans made available to senior executives of the Company generally.

Employment Term:	The period beginning from the day on which the Executive begins employment with the Company (the “Start Date”) and shall continue through the date on which it is terminated by the Executive or the Company as provided for in this Employment Term Sheet or any subsequent employment agreement. The Executive’s obligations hereunder shall survive expiration of the employment term.

Board Membership and Outside Activities:

Executive shall be an Executive Member of the Board of Directors. As an Executive Member, Executive shall not be considered an independent director nor shall Executive be entitled to any Board fees or other payments for attending Board meetings other than reimbursement of expenses.

Executive may continue to serve on those outside company Boards of Directors as Executive currently serves.

Severance/Change in Control Benefits:

(a) In the event of a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason (each as defined below), then, in addition to any other accrued amounts payable to Executive through the date of termination of Executive’s employment: (1) the Company shall pay Executive a lump-sum severance payment on the date set forth in (c) below (the “Severance Payment”) in an amount equal to the sum of (x) Executive’s annual base salary as in effect on the date of termination for the Severance Term, as defined below, (y) any unpaid bonus through the date of Executive’s termination that had been earned but not yet paid for the prior year plus a prorata portion of the Performance Bonus as set forth above, and (z) two times the Executive’s sign on bonus; and (2) provided that Executive properly elects COBRA continuation coverage, the Company shall pay the COBRA premium for health care coverage for Executive and his spouse and covered dependents, as applicable and to the extent eligible (the “COBRA Benefits”), for the Severance Term immediately following the date of termination of employment.

(b) In the event a Change in Control occurs during the Term and (a) Executive is not offered continued employment by the acquiring company and in connection therewith Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason, or (b) Executive is offered continuing employment, but Executive’s employment with the acquiring company is terminated by the acquiring company without Cause or by Executive for Good Reason, in either event, within twelve (12) months following such Change in Control event, then, in addition to any other accrued amounts payable to Executive through the date of termination of Executive’s employment, (1) the Executive shall receive a lump-sum severance payment (the “CIC Severance Payment”) in an amount equal to the sum of (x) Executive’s annual base salary as in effect on the date of termination for the Severance Term, as defined below, (y) any unpaid bonus through the date of Executive’s termination for the prior year that had been earned but not yet paid plus a prorata portion of the Performance Bonus as set forth above, and (z) two times the Executive’s sign on bonus; and (2) provided that Executive properly elects COBRA continuation coverage, the

COBRA premium for health care coverage for Executive and his spouse and covered dependents, as applicable and to the extent eligible (the “CIC COBRA Benefits”), for the Severance Term immediately following the date of termination of Executive’s employment. Except as set forth above, Executive shall not be entitled to any CIC Severance Payment or CIC COBRA Benefits in the event Executive is offered continued employment by the acquiring company following such Change in Control event with the acquiring company assuming this Agreement, or entering into an agreement substantially similar to this Agreement. In the event of a Change in Control, whether Executive is offered continued employment or not, the above-described RSUs shall fully vest immediately prior to the Change in Control. If Executive is eligible for and entitled to the CIC Severance Payment or CIC COBRA Benefits, then Executive shall not be eligible for or entitled to the Severance Payment and COBRA Benefits.

(c) Any Severance Payment, CIC Severance Payment, COBRA Benefits, or CIC COBRA Benefits vesting and/or any other benefits contemplated by this Section are conditional on Executive signing and returning to the Company a non-revocable general release of claims providing for a release of all claims relating to Executive’s employment and/or this letter against the Company or its successors, its subsidiaries and parent company and its and their respective directors, officers and stockholders, in a form satisfactory to the Company (the “Release”); provided that such Release becomes effective and irrevocable no later than sixty (60) days following Executive’s termination of employment date or such earlier date required by the Release (such deadline, the “Release Deadline”) and such payments to be paid in a lump sum shall be paid on the date of the Release Deadline. If the Release does not become effective by the Release Deadline, Executive shall forfeit any rights to any Severance Payment, CIC Severance Payment, COBRA Benefits, CIC COBRA Benefits, vesting and/or any other benefits.

(d) In the event of a termination of Executive’s employment due to Executive’s Disability (as defined below) or death, the above-described RSUs shall fully vest immediately prior to the date of Executive’s Disability or death. In addition, the Company shall pay the COBRA premium for health care coverage for Executive (in the event of Disability), Executive’s spouse and covered dependents, as applicable and to the extent eligible (the “COBRA Benefits”), for 18 months immediately following the date of Executive’s termination. In no event shall Executive or Executive’s estate or beneficiaries be entitled to any of the Severance Payments other than as set forth herein.

(e) In no event shall Executive be entitled to any benefits in the event of a termination of Executive’s employment by the Company with Cause or by Executive without Good Reason, and Executive shall be entitled solely to Executive’s compensation and other benefits accrued as of the date of Executive’s termination other than payment of the Performance Bonus as set forth above.

Severance Term:	24 months.

Cause:	“Cause” shall mean (i) Executive’s willful, knowing or grossly negligent failure or refusal to perform Executive’s duties under this Employment Term Sheet or any subsequent employment agreement; (ii) Executive’s breach of any fiduciary duty to the Company; (iii) material and willful misfeasance or malfeasance by Executive in connection with the performance of Executive’s duties under this Employment Term Sheet or any subsequent employment agreement; (iv) Executive’s commission of an act which is a fraud or embezzlement; (v) the conviction of Executive for, or a plea of guilty or nolo contendere by Executive to a criminal act which is a felony; (vi) a material breach or default by Executive of any provision of this Employment Term Sheet or any subsequent employment agreement which has continued for thirty (30) days following notice of such breach or default from the CEO; (vii) Executive’s abuse of drugs or alcohol to the detriment of the Company;

Disability:	“Disability” shall mean the inability of the Executive to perform the principal functions of his duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least sixty (60) consecutive days or an aggregate of one hundred twenty (120) days during any twelve-month period. Whether the Executive has a Disability will be determined by a majority of the Board based on evidence provided by one or more physicians selected by the Board and approved by Executive, which approval shall not be unreasonably withheld.

Good Reason:	“Good Reason” shall mean the occurrence of any one or more of the following events without Executive’s prior written consent, subject to the notification and cure provisions below: (i) a material diminution of Executive’s authority, functions, duties or responsibilities; (ii) a relocation of Executive’s principal workplace more than 50 miles outside the workplace Executive had been assigned to work over the prior six (6) month period; (iii) the Company’s material diminution of Executive’s annual base salary in effect on the date hereof or as the same may be increased from time to time, other than in the event of a reduction in compensation of all executive officers of the Company, generally, so long as Executive’s reduction is no more than the average reduction; or (iv) a material breach by the Company of this Agreement; provided that “Good Reason” shall not be deemed to have occurred unless: (1) Executive provides the Company with written notice that he intends to terminate his employment for one of the grounds set forth in (i)-(iv) within thirty (30) days of such ground occurring, (2) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) Executive terminates his employment within sixty one (61) days from the date that Good Reason first occurs.

Change in Control:	For purposes hereof, Change in Control shall mean (i) any person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in

Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions of which the Board does not approve; (ii) a merger or consolidation of the Company, whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation; or (iii) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets. For purposes of this Employment Term Sheet, “Change in Control” shall be interpreted in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences for either party with respect to Section 409A.

Code Section 280G:	In the event that Executive becomes entitled to receive or receives any payment or benefit under this Employment Term Sheet or under any other plan, agreement or arrangement with the Company, or any person whose actions result in a Change in Control or any other person affiliated with the Company or such person (all such payments and benefits being referred to herein as the “Total Payments”) and it is determined that any of the Total Payments shall be subject to any excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar or successor provision (the “Excise Tax”) then the Company shall make an additional “gross up” payment to Executive in order to pay the Excise Tax.

Section 409A:	If any payments or benefits under this Employment Term Sheet or any subsequent employment agreement that would be considered deferred compensation under Section 409A , then the following rules shall apply:

(i) Any termination of Executive’s employment triggering payments or benefits must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to the Company at the time Executive’s employment terminates), any payments or benefits that constitute non-qualified deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).

	(ii)	The above-described payments and benefits shall be paid on, or, in the case of installments, shall not commence until, the sixtieth (60th) day following Executive’s termination of employment; provided that if Executive is deemed at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Employment Term Sheet or any subsequent employment agreement is required in order to avoid an additional tax under Section 409A(a)(1)(B) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the first business day following the expiration of the six-month period measured from the date of Executive’s separation from service, (b) the date of Executive’s death, or (c) such earlier date that shall avoid the imposition of the additional tax under Section 409A(a)(1)(B). Upon the expiration of the applicable six-month period pursuant to Code Section 409A(a)(2)(B)(i), all payments deferred shall be paid in a lump sum to Executive. It is intended that each installment of the above-described payments and benefits shall be treated as a separate “payment” for purposes of Section 409A.

	(iii)	To the extent that any of the above-described payments or benefits are deemed to be subject to Section 409A, this Employment Term Sheet or any subsequent employment agreement shall be interpreted in accordance with Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder in order to (a) preserve the intended tax treatment of the benefits provided with respect to such payments and benefits, and (b) comply with the requirements of Section 409A. Nothing in this Employment Term Sheet or any subsequent employment agreement shall be construed as a guarantee by the Company of any particular tax effect. The Company shall not be liable to Executive for any tax, penalty, or interest imposed on any amount paid or payable hereunder by reason of Section 409A, or for reporting in good faith any payment made under this Employment Term Sheet or any subsequent employment agreement as an amount includible in gross income under Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

Confidentiality; Work Product:	Executive shall enter into the Company’s standard Employee Invention Assignment and Confidentiality Agreement.

Governing Law/Forum of Dispute Resolution:	This term sheet shall be governed by the laws of Utah, without regard to principles of conflict of laws.

Amedica Corporation	Executive

/s/ Eric Olson	/s/ Jay M. Moyes
By: Eric Olson

Its: President and CEO

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